EXHIBIT 10.01

Amendment No. 1

to Supply Agreement

between

Martek Biosciences Corporation

and

Mead Johnson & Company, LLC

This Amendment No. 1 (the “Amendment”) to that certain Supply Agreement between (i) Martek Biosciences Corporation, a Delaware corporation, having its principal place of business at 6480 Dobbin Road, Columbia, Maryland 21045 (“Martek”) and (ii) Mead Johnson & Company, LLC, a Delaware limited liability company, and wholly-owned subsidiary of Mead Johnson Nutrition Company, with offices located at 2400 West Lloyd Expressway, Evansville, Indiana 47721 (“MJN”), which is dated as of January 1, 2006, as amended with respect to payment terms on August 6, 2009 by letter agreement  (the “Supply Agreement”) is made and entered into effective as of June 1, 2010 (the “Amendment Effective Date”) by and between Martek and MJN.

WHEREAS, Martek and MJN entered into a License Agreement dated as of October 28, 1992 (as amended, the “License Agreement”) wherein Martek granted to MJN certain rights under Licensed Patents (as defined therein) and Technology (as defined therein) (A) to produce the Mead Johnson Product (as defined therein), (B) to use and make the Martek Product (as defined therein) for purposes of making and having made the Mead Johnson Product and (C) to use, market and distribute directly or indirectly the Mead Johnson Product, in each case as further specified in the License Agreement;

WHEREAS, pursuant to the Supply Agreement, Martek (“SELLER”) has agreed to supply, and MJN (“PURCHASER”) has agreed to purchase, Martek Product for use by MJN to manufacture, use, market and distribute the Mead Johnson Product in accordance with the terms of the License Agreement and the Supply Agreement; and

WHEREAS, the parties now wish to amend the Supply Agreement as provided herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendments.  The following changes to the Supply Agreement shall be effective as of the Amendment Effective Date:

A.                                   The definition of “Infant Formula Product” is hereby amended by replacing the words “characteristics and fed” in the last full line thereof with the words “characteristics and/or fed”.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

B.                                     Section 2.1(a) is hereby deleted in its entirety and replaced with the following:

“During the Term of this Agreement and subject to the terms of this Agreement, PURCHASER shall purchase and/or shall direct the Designee(s) (as defined in Exhibit B hereto) to purchase, from SELLER, PURCHASER’s and its Affiliates’ total requirements of DHA and ARA as required by PURCHASER and its Affiliates for use in Infant Formula Products in accordance with the terms of the License Agreement as amended hereby.  All quantities of the Martek Product purchased by PURCHASER or any Designee under this Agreement shall be used solely for purposes of production, distribution and/or sale of the Mead Johnson Product.

C.                                     The third sentence of Section 2.2.1, which begins “The Annual Forecast shall be used…”, is hereby deleted in its entirety.

D.                                    Section 2.3.1 is hereby amended by deleting everything after the first two sentences thereof, starting with “Price calculations…” and continuing through the end of the paragraph, and replacing it with the following:

“At the end of calendar year 2010, a price reconciliation for purchases in 2010 prior to June 1, 2010 shall occur as follows: If the quantity actually purchased (as reflected in Purchase Orders accepted by SELLER that satisfy the requirements of Section 2.2.3 above and which are scheduled for shipment within 2010) is less than the quantity specified in the Annual Forecast for 2010, SELLER shall invoice PURCHASER within thirty (30) days after the end of the calendar year for an amount equal to the difference, if any, between the total price paid and the total purchase price payable for Martek Product purchased prior to June 1, 2010, based on the quantity of Martek Product actually purchased from SELLER in calendar year 2010, as such price is determined using Exhibit A as in effect prior to the Amendment Effective Date.  Alternatively, if the quantity actually purchased during calendar year 2010 exceeds the quantity specified in the Annual Forecast for purchase in 2010, SELLER shall credit against future purchases of Martek Product by PURCHASER from SELLER an amount equal to the difference, if any, between the total purchase price payable for Martek Product purchased prior to June 1, 2010, based on the quantity actually purchased in calendar year 2010, as such price is determined using Exhibit A as in effect prior to the Amendment Effective Date, and the total price paid by PURCHASER for such Martek Product, provided that if this Agreement has terminated, SELLER shall, in lieu of any such credit, pay such amount to PURCHASER.”

E.                                      Section 2.3.3 is hereby amended by replacing the first sentence thereof with the following:

“PURCHASER and the Designee(s), as applicable, shall pay all correct invoices for amounts due in accordance with Section 2.3.1 above in the United States in U.S. dollars within * from the postmark date or date of electronic transmission, or transmission by facsimile, as applicable, of SELLER’s invoice, which invoice shall not be deemed to be

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

delivered earlier than the date of delivery of the invoiced Martek Product; provided, however, that for invoices received by PURCHASER *.”

F.                                      A new Section 2.5 is hereby added as follows:

“2.5                           *.

2.5.1                        *.

2.5.2                        *.”

G.                                     A new Section 2.6 is hereby added as follows:

“2.6                           Manufacturing Changes.  PURCHASER will make commercially reasonable efforts to qualify and accept manufacturing changes implemented by SELLER from time to time.

H.                                    Section 4.1 is hereby deleted in its entirety and replaced with the following:

“4.1                           Term:  This Agreement shall commence on the Effective Date and, subject to prior termination of this Agreement in accordance with the terms hereof, shall terminate as of January 1, 2016 (the “Term”); provided, however, that the Term may be extended by PURCHASER beyond December 31,  2015 at the sole discretion of PURCHASER, upon prior written notice given to SELLER at least twelve (12) months prior to the expiration of the initial Term, for an additional four (4) years (the “Extended Term”).”

I.                                         Section 4.2.4 is hereby deleted in its entirety and replaced with the following:  “[Reserved]”.

J.                                        For the avoidance of doubt, Section 5.5 is hereby deleted in its entirety and replaced with the following:

“5.5                           The parties reaffirm that Section 6.6 of the License Agreement applies, which reads as follows:  Licensee covenants and agrees that it and its Affiliates shall, throughout the term of this Agreement, use reasonable efforts to use and develop the Technology and the Martek Product with respect to the Mead Johnson Product in a way which is consistent with the parties’ objective of developing a final marketed product which has a polyunsaturated fatty acid composition effectively equivalent to that of human breast milk.”  The parties affirm that PURCHASER, in its sole discretion, may alter the level of Martek Product contained in the Mead Johnson Product if PURCHASER determines, in its sole discretion, that scientific information indicates that alternate levels of Martek Product may be more beneficial or as beneficial as existing levels.  *.

K.                                    Exhibits A and A-1 are hereby deleted in their entirety and replaced with the Exhibit A attached to this Amendment.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.                                       Definitions.  The capitalized terms used in this Amendment shall have the meaning set forth in the Supply Agreement and/or the License Agreement, as relevant, unless specifically defined in this Amendment.

3.                                       Press Releases.  Upon final execution of this Amendment, the parties shall each issue a press release in the forms set forth in Exhibit 1A and 1B attached hereto.  Subject to Section 9 of the Supply Agreement, the parties shall agree on those portions of this Amendment to be redacted to the extent such Amendment is publicly filed with the Securities and Exchange Commission.  Neither party, nor any of their respective affiliates, shall make any public disclosures, including without limitation, press releases, securities filings or investor or analyst calls or presentations, of any information that has been redacted as described above.

4.                                       Entity.  MJN represents and warrants to Martek that MJN has converted its organizational form to a limited liability company and that such conversion did not involve any material changes in the operation, scope, assets, business or net worth of the company.  Based on such representation and warranty, the parties acknowledge and agree that the conversion does not constitute an assignment for which consent is required pursuant to Section 10.7 of the Supply Agreement.  All references to “MJN” and “PURCHASER” in this Amendment and the Supply Agreement shall be read to mean “Mead Johnson & Company, LLC.” MJN further represents and warrants to Martek that MJN is a wholly-owned subsidiary of Mead Johnson Nutrition Company.

5.                                       Effect of Amendment.  Except as expressly modified herein, all terms and conditions set forth in the Supply Agreement shall remain in full force and effect.

6.                                       Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Amendment.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have each caused this Amendment to be signed and delivered by their duly authorized representatives as of the date first written above.

Martek Biosciences Corporation

By:	/s/ Steve Dubin
Name:	Steve Dubin
Title:	Chief Executive Officer

Mead Johnson & Company, LLC

By:	/s/ Richard Baumgart
Name:	Richard Baumgart
Title:	Vice President, RSS and NASC

Martek First Amendment to Supply Agreement; RNB; 06/17/10

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT 1A

PRESS RELEASE — MJN

MEAD JOHNSON EXTENDS

GLOBAL SOLE-SOURCE SUPPLY AGREEMENT

WITH MARTEK BIOSCIENCES

GLENVIEW, Ill., June 21, 2010 — Mead Johnson Nutrition Company (MJN: NYSE) announced today that it has extended its supply agreement with Martek Biosciences Corporation for DHA (docosahexaenoic acid) and ARA (arachidonic acid) for use in its infant formula products.  Under the terms of the amendment, Martek will continue to be Mead Johnson’s global sole-source supplier of DHA and ARA for all of its infant formula products through Dec. 31, 2015, an extension of four years beyond the earliest possible termination date of the current agreement.

“Mead Johnson pioneered the inclusion of DHA and ARA in infant formula in the United States.  We continue to choose Martek’s DHA and ARA because of their commitment to innovation and quality in DHA and ARA technology and science,” said Dirk Hondmann, senior vice president — global research & development.  “The use of Martek’s trusted sources of DHA and ARA supports Mead Johnson’s mission to create nutritional products trusted to give infants the best start in life.”

Martek has been supplying DHA and ARA to Mead Johnson for use in infant formula under a 25-year global license agreement executed in 1992.  Mead Johnson launched infant formulas containing DHA and ARA in international markets beginning in 2000 and introduced the first infant formula in the United States with these key nutrients in 2002.  In May 2006, a new supply agreement established Martek as Mead Johnson’s global sole-source supplier of DHA and ARA for use in its infant formula products.  Today, Mead Johnson offers these beneficial ingredients in all its U.S. routine infant formula products, led by Enfamil® Premium™ LIPIL®, and is the first and only infant formula manufacturer to date to receive scientific endorsement by the European Food Safety Authority for an infant formula health claim — specifically involving DHA and visual acuity.

Under the terms of the amended agreement, Martek will provide graduated price reductions to Mead Johnson over the time period of the extension, beginning in 2010.  In addition, Mead Johnson has the option to add another four years to the extension beyond 2015.  Mead Johnson said that estimated cost reductions for 2010 would not be material and would not affect its previously announced annual earnings guidance.

Naturally present in human breast milk, DHA and ARA are fatty acids important to infant development and growth.  Clinical studies have demonstrated numerous benefits for infants receiving DHA and ARA supplemented formula versus non-supplemented formula, including improved mental and visual development.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Forward-Looking Statements

Certain statements in this news release are forward looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements, which are identified by words such as “expects,” “intends” and “believes,” involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release.  These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the adverse effect of commodity price increases; (4) increased competition from branded, private label, store and economy-branded products; (5) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (6) inventory reductions by customers; (7) the adverse effect of changes in foreign currency exchange rates; (8) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; (9) the possibility of changes in the Women, Infant and Children (WIC) program, or increases in levels of participation in WIC; and (10) the ability to develop and market new, innovative products.  For additional information on these and other factors, see the risk factors identified in the company’s periodic reports, including the annual report on Form 10-K for 2009, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with, or furnished to, the Securities and Exchange Commission, available upon request or at meadjohnson.com.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson

Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in 60 markets worldwide.  The company’s mission is to create nutritional brands and products trusted to give infants and children the best start in life.  The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years.  The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world’s leading brand franchise in pediatric nutrition.  For more information, go to meadjohnson.com.

# # #

Contacts:

Investors:	Kathryn Chieger, (847) 832-2419, kathryn.chieger@mjn.com

Media:	Christopher Perille, (847) 832-2178, chris.perille@mjn.com

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT 1B

PRESS RELEASE — MARTEK

For Immediate Release	Contact:
Kyle Stults
Investor Relations
(410) 740-0081
investors@martek.com

Martek Biosciences Announces Extended Global

Sole-Source Supply Agreement with Mead Johnson

COLUMBIA, Md., June 21, 2010 — Martek Biosciences Corporation (MATK:NASDAQ) announced today that it has extended its sole-source supply agreement with Mead Johnson & Company, LLC, for DHA (docosahexaenoic acid) and ARA (arachidonic acid) for infant formula products. Under the terms of the amendment, Martek will remain Mead Johnson’s global sole-source supplier of DHA and ARA for all of its infant formula products through December 31, 2015, an extension of four years beyond the earliest possible termination date of the current agreement.

“This agreement solidifies a significant additional portion of Martek’s base infant formula business and continues Martek’s strong relationship with Mead Johnson, a global leader in pediatric nutrition that has been a leading innovator and proponent of the clinical importance and demonstrated benefits of DHA and ARA in infant development,” said Steve Dubin, Martek CEO. “This agreement is further evidence that Martek’s trusted, high quality nutritional products, patent position, production capacity, strong research and science base, and long history of experience in DHA and ARA manufacturing and technology will continue to provide us a meaningful competitive advantage in the marketplace.”

Martek has been supplying DHA and ARA to Mead Johnson for use in infant formula under a global 25-year license agreement executed in1992. In May 2006, Martek and Mead Johnson entered into a supply agreement that established Martek as Mead Johnson’s global sole-source supplier of DHA and ARA for use in its infant formula products. Mead Johnson first launched infant formulas containing Martek’s DHA and ARA in international markets in 2000. Mead

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Johnson launched Enfamil LIPIL®, the first infant formula in the U.S. to feature DHA and ARA, in 2002.

Under the terms of the amendment, Martek will continue to be Mead Johnson’s global sole-source supplier of DHA and ARA for all of its infant formula products through December 31, 2015, an incremental four years beyond the terms of the prior agreement. In addition, Mead Johnson has the option to further extend the term of the agreement for an additional four years beyond 2015. The amendment also provides graduated price reductions to Mead Johnson over the term of the extension, beginning in 2010.  The financial terms of this amendment were factored into the company’s recent financial guidance provided during its second quarter conference call on June 3, 2010.  Martek’s strategy is to offset a significant portion of price reductions that result from its infant formula contract extensions by implementing manufacturing cost savings and product innovation initiatives, and by growing its non-infant formula business.

Naturally present in human breast milk, DHA and ARA are fatty acids important to infant development and growth. Clinical studies have demonstrated numerous benefits for infants receiving DHA and ARA supplemented formula, including improved mental and visual development. Martek’s blend of DHA and ARA, life’sDHA™ & life’sARA™, is the only source of these nutrients currently used in U.S. infant formula, and is present in more than 99 percent of infant formula sold in the U.S. Additionally, Martek is a leading global supplier of DHA and ARA, and infant formulas containing Martek’s nutritional oils are available in more than 75 countries worldwide.

Martek Biosciences Corporation is a leader in the innovation and development of DHA and ARA and has developed patented technology for the production and use of these ingredients. DHA omega-3 products promote health and wellness through every stage of life and ARA omega-6 products support growth and development in infants and children. The company produces life’sDHA™, a sustainable, vegetarian source of DHA omega-3, for use in foods, beverages, infant formula and supplements, and life’sARA™, a sustainable vegetarian source of ARA omega-6, for use in infant formula and growing-up milks. For more information on Martek Biosciences, visit http://www.martek.com/. For more information on products containing life’sDHA and life’sARA, visit http://www.lifesdha.com/.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2009 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT A

PURCHASE PRICE

During the Term of this Supply Agreement, the pricing provisions set forth in Sections 1 and 2 below shall amend the License Agreement by replacing Sections 2.2(i), 4.1(ii) and 4.1(iii) of the License Agreement in their entirety.  Following termination by either party for any reason, these Sections of the License Agreement shall once again be in full force and effect for actions occurring after such termination.

1.             Pricing Terms:

PURCHASER shall pay SELLER compensation for the Martek Product (in oil form) and/or the rights granted to PURCHASER with respect to the Martek Product in accordance with this Exhibit A.  The Purchase Prices set forth herein are applicable per kilogram of DHA and/or ARA in the Martek Product, as determined based on the Martek Product Specifications in effect on the Amendment Effective Date.  *.

From and after the Effective Date, provided that PURCHASER is not in material breach of any provision of this Agreement, the Purchase Price charged to PURCHASER hereunder for the Martek Product in any country at any time shall be * than that available at such * for purchases of the Martek Product for use in an Infant Formula Product in substantially similar quantities and subject to substantially similar terms and conditions without the prior written consent of PURCHASER or unless SELLER offers * to PURCHASER.

Notwithstanding anything to the contrary in this Agreement, the prices set forth in this Exhibit A may be increased annually by SELLER by up *, and provided that any such percentage increases shall apply to *.

In the event SELLER limits the supply of the Martek Product to PURCHASER during any calendar year during the Term (“Allocation Program”), any * of the Martek Product supplied to PURCHASER, as compared to * placed by PURCHASER during such year, as a result of the Allocation Program shall be * set forth in this Exhibit A for such year, * the purpose of determining the appropriate * for such year.

Per Section 4.2.2.1 of the Agreement, in the event that PURCHASER terminates this Agreement as to a particular jurisdiction within the Territory based on Section 4.2.2, SELLER agrees to annually credit the * of PURCHASER for the particular jurisdiction to * used in determining PURCHASER’s * for future purchases of Martek Product hereunder.

Temporary reductions in the volume of Martek Product purchased by SELLER caused by product recalls or other similar events shall not result in * under this Agreement.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

2.             Purchase Price:  From and after the Amendment Effective Date, the Purchase Price for Martek Product will be calculated as follows:

Price Schedule for CY2010 - CY2015

Calendar Year	2010		2011		2012		2013		2014		2015*
Global Price Schedule (per kg)	$	*	$	*	$	*	$	*	$	*	$	*

*

Royalty:  None

Additional conditions:

I.              Martek Product ordered from SELLER must comprise one hundred percent (100%) of any and all Omega-3 and Omega-6 Long-Chain Polyunsaturated Fatty Acids (“LCPUFA”) contained in any quantity of any Mead Johnson Product (for purposes of this Exhibit A, the term “LCPUFA” shall mean any fatty acid, other than linoleic acid, gammalinolenic acid and alphalinolenic acid, which contains at least eighteen (18) carbon atoms and at least two (2) double bonds).

II.            The per kilogram pricing outlined above is for annual volumes *.  If PURCHASER’s total annual volume of Martek Product for use in Infant Formula Products actually purchased during any calendar year *, SELLER shall, at SELLER’s sole discretion, * listed for such calendar year in the Price Schedule set forth above.  An * for any such *, which shall apply *, shall be *.  Notwithstanding the foregoing, * to PURCHASER shall at all times be subject to the second paragraph in Section 1 above.

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.